EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS FOURTH QUARTER NET INCOME OF $1.69 PER DILUTED SHARE
ON SALES OF $1.49 BILLION

FULL YEAR SALES AND EARNINGS SET NEW RECORDS

GLENVIEW, IL, January 29, 2008 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended December 28, 2007.

Fourth Quarter Highlights

•	Sales of $1.49 billion, including $20.5 million of incremental sales from a series of acquisitions completed over the past twelve months, rose 15 percent compared to sales of $1.30 billion in the year ago quarter.

•	Quarterly operating income of $114.4 million increased 27 percent from the $90.4 million reported in the fourth quarter of 2006.

•	Net income in the quarter, inclusive of a benefit of $9.7 million or 23 cents per share primarily related to foreign tax benefits and the finalization of prior year’s tax returns, increased 34 percent, to $70.5 million, or $1.69 per diluted share, from $52.4 million, or $1.20 per diluted share, in last year’s fourth quarter when the company reported a benefit of $4.2 million or 10 cents per share primarily related to tax benefits associated with its foreign operations.

•	Cash flow generated from operations was $92.9 million, up significantly compared to $17.0 million in the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Dec. 28,	Dec. 29,	Percent	Dec. 28,	Dec. 29,	Percent
	2007	2006	Change	2007	2006	Change
Net Sales	$1,491.5	$1,297.8	15%	$5,852.9	$4,938.6	19%
Operating Income	$114.4	$90.4	27%	$439.1	$337.1	30%
Net Income	$70.5	$52.4	34%	$253.5	$209.3	21%
Diluted Earnings Per Share	$1.69	$1.20	41%	$6.00	$4.86	24%
Diluted Weighted Shares	41.7	43.7	-5%	42.2	43.1	-2%

Robert Grubbs, President and CEO, stated, “We are very pleased with the strong financial results in the quarter and the year. Our success in expanding our product and supply chain offering, along with an intense focus on broadening and diversifying our global customer base, drove record sales, operating margins and net income in 2007. We enter 2008 confident in our ability to continue executing on our growth strategies including further expanding our customer base as well as growing with our existing customers.”

Fourth Quarter Results

For the three-month period ended December 28, 2007, sales of $1.49 billion produced net income of $70.5 million, or $1.69 per diluted share. Included in the current year’s fourth quarter results was $20.5 million of incremental sales from a series of acquisitions completed in the past year. After adjusting for acquisitions and the favorable foreign exchange impact of $50.5 million, fourth quarter sales grew at a year-over-year organic rate of 9 percent. Also included in the fourth quarter results was a benefit of $9.7 million, or 23 cents per diluted share, of net income primarily related to foreign tax benefits and the finalization of prior year’s tax returns. Exclusive of these tax related items, net income was $60.8 million or $1.46 per diluted share.

In the prior year period, sales of $1.30 billion generated net income of $52.4 million, or $1.20 per diluted share. The fourth quarter 2006 results include $4.2 million, or 10 cents per diluted share, of net income primarily related to tax benefits for foreign operations. Included in the net income associated with these tax benefits is $0.8 million of interest expense that is reflected as a part of the other, net line in the accompanying income statement. Exclusive of these tax benefits, net income was $48.2 million or $1.10 per diluted share.

Operating income in the fourth quarter increased 27 percent to $114.4 million as compared to $90.4 million in the year ago quarter. For the latest quarter, operating margins were 7.7 percent compared to 7.0 percent in the fourth quarter of 2006.

Twelve Month Results

For the twelve-month period ended December 28, 2007, sales of $5.85 billion produced net income of $253.5 million, or $6.00 per diluted share. The 2007 results include incremental sales of $125.5 million from a series of acquisitions completed in the past year. After adjusting for acquisitions and the favorable foreign exchange impact of $139.3 million, full year sales grew at a year-on-year organic rate of 13 percent. Net income in 2007 also includes $11.8 million, or 28 cents per diluted share, primarily related to foreign tax benefits and the finalization of prior year’s tax returns. Exclusive of these tax benefits, net income was $241.7 million or $5.73 per diluted share.

In the prior year period, sales of $4.94 billion produced net income of $209.3 million or $4.86 per diluted share. In addition to the previously discussed tax benefits recorded in the prior year’s fourth quarter associated with the company’s foreign operations, the 2006 twelve-month results include $22.8 million, or 53 cents per diluted share, of income primarily associated with a refund from the U.S. Internal Revenue (“IRS”). This refund was the result of the final settlement of income taxes covering the period of 1996 through 1998. The interest income portion of this settlement of $7.7 million (after-tax impact of $4.7 million) is reflected on the income statement in the other, net line. The remaining portion of the settlement is recorded as an $18.1 million reduction to the tax provision. Excluding the tax benefits and the favorable tax settlements, net income was $182.3 million or $4.23 per diluted share.

Operating income in fiscal 2007 increased by 30 percent to $439.1 million as compared to $337.1 million in the prior fiscal year. Operating margins in 2007 were 7.5 percent as compared to 6.8 percent in the prior year.

Recent Sales Trends

Commenting on recent sales trends, Grubbs said, “Sales growth in the quarter was again fairly broad based. The breadth and diversity of the end markets we serve, along with our unique ability to provide global support to those customers, continues to drive new customer acquisition and expand our role with existing customers. At the same time, we have continued to experience strong growth from our strategic initiatives in the security and OEM markets. Copper prices had no meaningful impact on our organic growth in the most recent quarter as year-on-year price fluctuations stabilized. Market-based copper prices averaged approximately $3.26 per pound during the quarter compared to $3.20 per pound in the year ago fourth quarter.”

“In North America we saw year-over-year sales grow by 13 percent to $1.04 billion in the most recent quarter,” commented Grubbs. “Foreign exchange rate differences contributed $23.1 million to fourth quarter sales as compared to the year ago quarter. Excluding foreign exchange effects, sales in North America grew at an organic rate of 11 percent in the fourth quarter versus the prior year. During the quarter we also continued to experience very solid new order flow in North America. We enter 2008 with a solid backlog of orders and a healthy pipeline of potential new projects and customers.”

Grubbs continued, “In Europe, we saw sales climb by 16 percent, or an increase of $45.3 million, versus the year ago quarter, of which $23.9 million was due to exchange rate differences and $20.5 million was due to acquisitions. Taking out exchange rate differences and sales from acquisitions, overall sales in Europe were flat as compared to unusually strong sales results in the year ago quarter. We continue to be encouraged by our growing presence in Europe and, similar to North America, we enter 2008 with a solid backlog and healthy pipeline of potential new projects and customers. ”

“In the emerging markets of Latin America and Asia Pacific, we saw a 27 percent increase in year-on-year sales to $131.4 million, including a favorable impact of $3.5 million relating to currency exchange rate effects. Growth was strong in both Asia Pacific and Latin America regions,” continued Grubbs. “Like our business in the rest of the world, we enter 2008 well positioned to report continued growth in the emerging markets.”

Fourth Quarter Operating Results

“As a result of solid sales growth, fourth quarter operating margins were 7.7 percent as compared to 7.0 percent in the year ago period,” said Grubbs. “In North America, our operating margins were 8.6 percent as compared to 8.2 percent in the year ago quarter, with sales growth again producing additional operating leverage.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 4.9 percent as compared to 2.6 percent in the year ago quarter. This improvement in operating margins reflects improved gross margins and operating expense leverage including the fact that the prior year quarter included $1.3 million of expenses associated with certain facility consolidations and pension plan restructuring costs. We were again encouraged by the results in the most recent quarter as operating profits more than doubled. Our investments in this market in the past couple of years combined with our recent success in organically growing this business enables us to feel positive about the outlook for our business in Europe.”

“Fourth quarter operating margins in the emerging markets were 6.8 percent as compared to 7.2 percent in the year ago quarter as a result of further investment in personnel and infrastructure to support future growth,” added Grubbs.

Cash Flow and Leverage

“In the fourth quarter we generated $92.9 million in cash from operations, up significantly compared to the $17.0 million generated in the year ago quarter,” said Dennis Letham, Executive Vice President-Finance. “The positive cash flow in the quarter reflects the normal seasonal patterns associated with the previously discussed slight drop in consecutive quarter sales due to the number of holidays in the fourth quarter and the related effects on working capital needs.”

“During the fourth quarter the company repurchased 1,250,000 of its outstanding shares at a total cost of $82.1 million. When combined with the 3,000,000 shares repurchased during the first quarter of 2007 for $162.7 million, the company repurchased 4,250,000, or 10.8 percent of the outstanding shares it had at the start of 2007, for a total consideration of $244.8 million or an average of $57.61 per share,” continued Letham.

Letham added, “Working capital requirements associated with our year-on-year sales growth consumed $139.8 million of cash during 2007. The company also completed two acquisitions for total consideration of $35.2 million. The share repurchases, added working capital requirements and acquisition costs were financed from a combination of a $300 million convertible bond offering completed in the first quarter of 2007 and added borrowings under bank lines of credit. The company ended 2007 with a debt-to-total capital ratio of 49.4 percent as compared to 45.7 percent at the end of 2006. For the fourth quarter the weighted-average cost of borrowed capital was 4.3 percent as compared to 5.4 percent in the year ago quarter. At the end of the fourth quarter, approximately 77 percent of our total borrowings of $1.02 billion had fixed interest rates, either by the terms of the borrowing agreements or through hedge contracts. We also had $243 million of available, unused credit facilities at December 28, 2007, which provide us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the new year.”

Business Outlook

Grubbs concluded, “The record sales and earnings performance in 2007 was the result of many of the same underlying trends that generated record performances over the past couple of years, especially as relates to expansion of our customer base. While 2008 begins with a well publicized, less certain overall economic environment than 2007, recent activity levels suggest the end markets we serve have remained strong and we are comfortable they will continue to present opportunities for growth in the coming year. As we look to the start of a new year, we remain focused on building on our strategic initiatives of growing our security and OEM supply businesses, initiating an industrial automation network sales effort, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering. We believe that if we continue to successfully execute our strategic initiatives to grow our product and service offerings and expand our customer base, we can drive solid sales and earnings growth in 2008.”

Fourth Quarter Earnings Report

Anixter will report results for the 2007 fourth quarter on Tuesday, January 29, 2008 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 220 warehouses with more than 6 million square feet of space, and 4) locations in 249 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 29,	December 28,	December 29,
(In millions, except per share amounts)	2007	2006	2007	2006
Net sales	$1,491.5	$1,297.8	$5,852.9	$4,938.6
Cost of goods sold	1,126.9	983.3	4,439.6	3,739.3

Gross profit	364.6	314.5	1,413.3	1,199.3
Operating expenses	248.1	222.6	966.3	857.5
Amortization of intangibles	2.1	1.5	7.9	4.7

Operating income	114.4	90.4	439.1	337.1
Interest expense	(11.7)	(11.3)	(45.2)	(38.8)
Other, net	0.3	(1.9)	3.6	4.7

Income before income taxes	103.0	77.2	397.5	303.0
Income tax expense	32.5	24.8	144.0	93.7

Net income	$70.5	$52.4	$253.5	$209.3

Net income per share:
Basic	$1.91	$1.33	$6.79	$5.36
Diluted	$1.69	$1.20	$6.00	$4.86
Average shares outstanding:
Basic	37.0	39.4	37.3	39.1
Diluted	41.7	43.7	42.2	43.1
Geographic Segments
Net sales:
North America	$1,039.0	$918.5	$4,106.3	$3,611.7
Europe	321.1	275.8	1,274.4	980.4
Asia Pacific and Latin America	131.4	103.5	472.2	346.5

	$1,491.5	$1,297.8	$5,852.9	$4,938.6

Operating income:
North America	$89.5	$75.7	$345.0	$276.5
Europe	15.9	7.2	60.6	37.1
Asia Pacific and Latin America	9.0	7.5	33.5	23.5

	$114.4	$90.4	$439.1	$337.1

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	December 28,	December 29,
(In millions)	2007	2006
Assets
Cash and cash equivalents	$42.2	$50.9
Accounts receivable, net	1,215.9	1,016.1
Inventories	1,065.0	904.9
Deferred income taxes	37.6	32.0
Other current assets	18.2	16.4

Total current assets	2,378.9	2,020.3
Property and equipment, net	78.1	62.0
Goodwill	403.2	364.8
Other assets	156.0	119.1

	$3,016.2	$2,566.2

Liabilities and Stockholders’ Equity
Accounts payable	$654.8	$506.8
Accrued expenses	201.0	203.4
Short-term debt	84.1	212.3

Total current liabilities	939.9	922.5
1.0% convertible senior notes	300.0	—
Revolving lines of credit and other	275.0	238.2
5.95% senior notes	200.0	200.0
3.25% zero coupon convertible notes	162.2	158.8
Other liabilities	91.3	84.7

Total liabilities	1,968.4	1,604.2
Stockholders’ equity	1,047.8	962.0

	$3,016.2	$2,566.2